Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Crown Electrokinetics Corp. on Form S-3 of our report dated March 31, 2023, with respect to our audits of the consolidated financial statements of Crown Electrokinetics Corp. as of December 31, 2022 and 2021, and for the year ended December 31, 2022, and the nine-month period ended December 31, 2021, appearing in the Annual Report on Form 10-K of Crown Electrokinetics Corp. for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, CA

April 25, 2023